Exhibit (a)(1)(iv)

Offer to Purchase

All of the Issued and Outstanding Common Shares

of

PETROTEQ ENERGY INC.

by

2869889 ONTARIO INC.,

an indirect, wholly-owned subsidiary of

VISTON UNITED SWISS AG

at

a price of C$0.74 in cash per Common Share

Pursuant to the Offer to Purchase dated October 25, 2021

THE OFFER IS OPEN FOR ACCEPTANCE UNTIL 5:00 PM, TORONTO TIME, ON FEBRUARY 7, 2022 (THE “EXPIRY TIME”), UNLESS THE OFFER IS EXTENDED, ACCELERATED OR WITHDRAWN BY THE OFFEROR IN ACCORDANCE WITH ITS TERMS.

October 25, 2021

To Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:

We have been engaged by 2869889 Ontario Inc. (the “Offeror”), a corporation incorporated under the Business Corporations Act (Ontario) (the “OBCA”) and an indirect, wholly-owned subsidiary of Viston United Swiss AG (“Viston”), a Swiss company established under the laws of Switzerland, to act as the Depositary and Information Agent in connection with the Offeror’s offer (the “Offer”) to purchase all of the issued and outstanding common shares (the “Common Shares”) of Petroteq Energy Inc. (“Petroteq”), a corporation existing under the OBCA, at a purchase price of C$0.74 per Common Share, upon the terms and subject to the conditions set forth in the offer to purchase and related take-over bid circular dated October 25, 2021 (the “Offer to Purchase and Circular”) and the letter of transmittal (the “Letter of Transmittal”) and the notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) accompanying the Offer to Purchase and Circular (collectively, the “Offer Documents”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Common Shares registered in your name or in the name of your nominee.

The Offer is being made in Canadian dollars, but Petroteq shareholders may elect to receive consideration in U.S. dollars. The Offer is not subject to any financing condition. The conditions of the Offer are described in Section 4 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Common Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Offer to Purchase and Circular;

2.	The Letter of Transmittal for your use in accepting the Offer and tendering Common Shares and for the information of your clients

3.

A Notice of Guaranteed Delivery to be used to accept the Offer if the Common Shares and all other required documents cannot be delivered by mail or overnight courier to the Depositary by the Expiry Time or if the procedure for book-entry transfer cannot be completed by the Expiry Time; and

4.

A form of letter which may be sent to your clients for whose accounts you hold Common Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

We urge you to contact your clients as promptly as possible. Please note that the Offer is open for acceptance until 5:00 p.m. (Toronto time) on February 7, 2022, unless the Offer is extended, accelerated or withdrawn by the Offeror in accordance with its terms.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of enclosed materials may be obtained from, the undersigned at the address and telephone numbers set forth below.

Very truly yours,

Kingsdale Advisors

Nothing contained herein or in the enclosed documents shall render you the agent of the Offeror, Viston, the Information Agent, the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

The Depositary and Information Agent for the Offer is:

Kingsdale Advisors The Exchange Tower 130 King St W, Suite #2950 Toronto, ON M5X 1K6	North America Toll-Free: 1-866-581-1024 Outside North America: 1-416-867-2272 Email: contactus@kingsdaleadvisors.com

Questions and requests for assistance may be directed to the Depositary and Information Agent at the telephone numbers and location set out above. To keep current with further developments and information about the Offer, visit www.PetroteqOffer.com.